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                                                                    EXHIBIT 99.1


                                   FOR ADDITIONAL INFORMATION CONTACT:
                                           Susan L. Beggs
                                           Vice President-Shareholder Relations

FOR IMMEDIATE RELEASE

                     PAPPAS BROTHERS JOIN LUBY'S MANAGEMENT

SAN ANTONIO, March 9, 2001 (NYSE: LUB) -- Luby's, Inc. announced today that the Board of Directors has selected Christopher J. Pappas as the Company's new President and Chief Executive Officer and that Harris J. Pappas has become the Company's Chief Operating Officer. Both men were also elected to Luby's Board of Directors. Under the terms of a purchase agreement signed in connection with joining the Company, the Pappas brothers have agreed to purchase up to $10 million of convertible subordinated notes maturing in 2011 conditioned upon receipt of certain agreements from the Company's existing syndicate of lenders under its $125 million credit facility. The proceeds from the sale of the notes will be used for general corporate purposes.

         Consistent with the position assumed by Chris Pappas, David B. Daviss resigned as Acting Chief Executive Officer. Mr. Daviss also resigned as Chairman of the Board and a current Board member, Robert T. Herres, has been elected to that position while Mr. Daviss remains a member of the Board.

         General Herres said, "We are excited that Chris and Harris Pappas are taking charge of the management of Luby's. These men have an outstanding reputation and an excellent track record in the restaurant industry. We are fortunate that they have joined us, and we have no doubt that this transaction is in the best interest of our shareholders. Chris and Harris have both the experience and talent we need to bring Luby's back to a vibrant and prospering operation and increase the value of our company."

         Chris Pappas said, "Luby's is a great franchise; we have already invested in it, and Harris and I look forward to bringing our thirty years of experience in the restaurant industry to bear on Luby's current situation."

         The Company also announced that it is in default under its credit facility, in part due to a delay in the payment of certain real property taxes. In addition, operating results for the second quarter ended February 28, 2001, will result in the Company failing to meet the existing financial covenants under its credit facility. However, Luby's has not defaulted on any payments due under the credit facility and does not expect to do so unless the maturity of the facility is accelerated by the syndicate of lenders. The Company is seeking a waiver of the defaults and is discussing with its bank syndicate an amendment to its credit facility, but there can be no assurance that a satisfactory arrangement with the banks or other financing arrangements will be made. If a waiver has not been obtained when the Company files its Form 10-Q (no later than April 15, 2001) for the period ended February 28, 2001, the Company will be required to classify all of its outstanding borrowings under the credit facility as current liabilities.


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         The purchase of the convertible subordinated notes by the Pappas brothers is conditioned upon satisfactory arrangements being made with the Company's syndicate of lenders. Until the convertible notes are funded, the Company's liquidity will be severely hampered. In the interim the Company will rely on cash flow from operations and proceeds from the sale of properties currently held for sale to fund its ongoing cash needs.

         In connection with joining the Company, Chris and Harris Pappas have entered into employment agreements, each for a term of three years, and each has been granted an employee stock option to purchase 1,120,000 shares of common stock, which vests over the next three years, at an exercise price of $5.00 per share. While they will continue in their positions with Pappas Restaurants, Inc., they will each devote their primary work time and business efforts to Luby's. The $10 million principal amount of convertible subordinated notes, if issued, will mature in 2011, bear interest at a premium over LIBOR, and will be convertible into common stock after 18 months at a conversion price of $5.00, which represents a 33% premium over the closing price of Luby's common stock on the day before the Pappas brothers announced their interest in the Company. Under certain circumstances the interest on the notes may be paid in shares of common stock based upon the then market price. The shares issued upon exercise of the options and upon conversion of the notes will be issued out of the Company's treasury shares. The transaction agreements also contain "standstill" provisions that limit the ownership and voting power of the Pappas brothers.

         In connection with the transactions with the Pappas brothers, Luby's also amended its stockholder rights plan in certain respects, including to exempt the ownership by the Pappas brothers from the operation of the rights plan and to extend the final expiration date for the outstanding rights for three years.

         Luby's expects to announce its quarterly results for its second quarter ended February 28, 2001, before the opening of the NYSE on Friday, March 16, 2001.

         Luby's operates 218 Luby's in ten states, and its stock is traded on the New York Stock Exchange (symbol LUB).

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This press release contains "forward-looking" statements which represent the company's expectations or beliefs concerning future results and growth. The company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from such forward-looking statements, including but not limited to general business conditions; the impact of competition; the seasonality of the company's business, taxes, inflation, and government regulations; the availability of credit; as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Efforts to close, sell, or improve operating results of underperforming stores depend on many factors not within the company's control, such as the negotiation of settlements of existing lease obligations under acceptable terms, availability of qualified buyers for owned locations, customer traffic, and general business conditions.